Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum Dated November 28, 2018

In this Exhibit, please note the following:

•

references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and references to “Mercer Inc.” mean Mercer International Inc. excluding its subsidiaries;

•	references to “DMI” mean Daishowa-Marubeni International Ltd. and its subsidiaries, unless the context clearly suggests otherwise;

•	references to “ADMTs” mean air-dried metric tonnes;

•	references to “MW” mean megawatts and “MWh” mean megawatt hours; and

•	all references to “$” or “dollars” mean U.S. dollars, which is our reporting currency, unless otherwise stated; “€” refers to euros; and “C$” refers to Canadian dollars.

Due to rounding, numbers presented throughout this Exhibit may not add up precisely to totals we provide and percentages may not precisely reflect the absolute figures.

Statements herein concerning the production capacity of our and DMI’s respective mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating capacity at our mills are also management estimates based primarily on our expected production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

NON-GAAP FINANCIAL MEASURES

This offering memorandum contains “non-GAAP financial measures” with respect to us and “non-IFRS measures” with respect to DMI, which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with the generally accepted accounting principles in the United States, referred to as “GAAP”, or International Financial Reporting Standards as adopted by the International Accounting Standards Board, referred to as “IFRS”, respectively. Specifically, we make use of the non-GAAP measures “Operating EBITDA” and “Operating EBITDA margin”.

We define Operating EBITDA as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges and DMI defines Operating EBITDA as income (loss) before other income (expense) plus depreciation. Operating EBITDA margin is Operating EBITDA expressed as a percentage of revenues. DMI and we use Operating EBITDA and Operating EBITDA margin as benchmark measurements of operating results and as benchmarks relative to our competitors. We each consider them to be meaningful supplements to operating income as performance measures primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our respective operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments not accounted for as cash flow hedges by DMI under IFRS. Operating EBITDA is not a measure of financial performance under GAAP or IFRS, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, or as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA and Operating EBITDA margin are internal measures and therefore may not be comparable to other companies.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP or IFRS. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (v) the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us or DMI may differ from Operating EBITDA or EBITDA as calculated by other companies. We and DMI compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and by relying primarily on, in our case, our GAAP financial statements and in DMI’s case, the IFRS financial statements.

PRO FORMA FINANCIAL INFORMATION

This offering memorandum presents pro forma condensed statement of operations data for the year ended December 31, 2017 and the nine months ended September 30, 2018 and 2017 and a pro forma balance sheet as of September 30, 2018, in each case, giving effect to the Acquisition (as defined below) and the offering contemplated hereunder. The pro forma data has been derived from and should be read in conjunction with our and DMI’s historical consolidated financial statements and related notes for the applicable periods included in this offering memorandum. The pro forma information presented in this offering memorandum is for informational purposes only and is not necessarily indicative of what our or DMI’s financial position or results of operations actually would have been had the transactions reflected been completed as of the dates indicated. In addition, the pro forma information presented in this offering memorandum does not and does not purport to project our or DMI’s future financial position or operating results.

DMI AND ITS BUSINESS

On October 3, 2018, we entered into a share purchase agreement, referred to as the “Acquisition Agreement”, with Marubeni Corporation, Nippon Paper Industries Co., Ltd., and Daishowa North America Corporation, collectively, referred to as the “Vendors”, pursuant to which we will acquire all of the outstanding shares of DMI, referred to as the “DMI Shares” from the Vendors, referred to as the “Acquisition”, in consideration for a purchase price of $359.2 million (C$465 million) plus or minus an amount by which the net working capital of DMI on closing exceeds or is less than $85.7 million (C$111 million). See “The Acquisition”.

Overview

DMI owns 100% of a bleached kraft pulp mill in Peace River, Alberta and a 50% interest in the Cariboo Pulp and Paper Company joint venture, which owns a bleached kraft pulp mill in Quesnel, British Columbia. DMI has consolidated annual production capacity of approximately 645,000 ADMTs of pulp and 93.5 MW of electrical generation.

DMI had revenues, net income and Operating EBITDA of C$469.5 million, C$70.8 million and C$131.8 million, respectively, for the nine months ended September 30, 2018. See “Selected Consolidated Financial and Operating Information of DMI” for a reconciliation of net income to Operating EBITDA.

Key operating details for each of DMI’s mills are as follows:

•

Peace River mill. The Peace River mill is a modern ISO 14001 certified “swing” mill that produces both NBSK and NBHK. The mill has an annual production capacity of approximately 475,000 ADMTs and 65 MW of electrical generation. Based on the average proportion of production of the mill for the last three fiscal years, its annual production capacity would be approximately 175,000 ADMTs of NBSK and 300,000 ADMTs of NBHK. In the nine months ended September 30, 2018, the Peace River mill produced 204,377 ADMTs of NBHK, 122,806 ADMTs of NBSK and 5,704 ADMTs of “transitional” pulp, an off-grade pulp that is produced during the period when the mill transitions between NBSK and NBHK. The mill has two generators, one of which is used for pulp production and the other generates electricity for sale in the Alberta market. The Peace River mill generated and exported 43,069 MWh of electricity during the nine months ended September 30, 2018, resulting in approximately C$2.4 million in revenues. The Peace River mill is located in the city of Peace River, Alberta, approximately 490 kilometers north of Edmonton.

•

Cariboo mill. The Cariboo mill is a modern ISO 9001 and 14001 certified NBSK pulp mill. DMI’s proportionate share of the annual production capacity of the Cariboo mill is approximately 170,000 ADMTs and 28.5 MW of electrical generation. The mill has two generators, one of which is used for pulp production and the other generates and sells electricity to the Provincial utility at a fixed rate pursuant to a long term electricity purchase agreement that runs until 2022. In the nine months ended September 30, 2018, DMI’s proportionate share of pulp production was 125,412 ADMTs and of electricity exports was 58,650 MWh of electricity. The Cariboo mill is located in the city of Quesnel, British Columbia, approximately 660 kilometers north of Vancouver.

DMI currently employs approximately 270 people at the Peace River mill and 20 people at its head office in Vancouver, British Columbia. The Cariboo mill employs approximately 300 people.

In connection with the completion of the Acquisition, we intend to establish the New DMI Facility. See “Summary — Acquisition of Daishowa-Marubeni International Ltd.”.

Pulp Production and Sales

The following table sets out DMI’s pulp production and pulp revenues for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2018		2017		2016
Pulp production (‘000 ADMTs)		458,299		531,492		618,326
Pulp sales (‘000 ADMTs)		452,226		520,911		620,589
Pulp revenues (in thousands)	C$	460,852	C$	428,478	C$	454,390

In 2017, the Cariboo mill had seven days (3,400 ADMTs) of unscheduled downtime relating to the repair of a blocked steam pipe of a pulp machine. DMI received proceeds of approximately C$1.3 million in 2018 under its business interruption insurance policies in connection with such downtime.

In 2017, the Peace River mill had 59 days (92,000 ADMTs) of unscheduled downtime as a result of equipment breakdown, including a boiler incident that resulted in approximately 52 days (81,100 ADMTs) of unscheduled downtime. DMI received total proceeds to date of C$25.5 million, of which C$10.0 million and C$15.5 million were received in 2017 and the first nine months of 2018, respectively, under its business interruption insurance policies in connection with the downtime associated with the boiler incident. A further 36 days (56,100 ADMTs) of downtime is scheduled at the Peace River mill in mid-2019 to complete the repair program and related upgrades for this boiler.

DMI’s mills generate electricity, which is surplus to their operating requirements, providing its mills with a stable revenue source unrelated to pulp prices.

The Cariboo Pulp and Paper Company joint venture entered into an electricity purchase agreement with BC Hydro in 2010, pursuant to which the Cariboo mill supplies a minimum of approximately 160,000 MWh per year of surplus electrical energy over a ten-year term. The agreement expires in December 2022 and may be extended for an additional ten-year period at the option of the joint venture.

The Peace River mill sells its surplus electricity in the Alberta market through physical contracts. The Peace River mill also generates revenues through participating in the spinning reserve market, where the mill earns fees to maintain a portion of its excess generation capacity on standby to supply the Alberta market on an as-needed basis.

The following table sets out the amount of surplus energy DMI produced and sold and revenues from the sale of such surplus energy for the periods indicated:

	Nine Months Ended September 30, 2018		Year Ended December 31,
			2017		2016
	(MWh)	(C$)	(MWh)	(C$)	(MWh)	(C$)
		(thousands)		(thousands)		(thousands)
Surplus electricity	101,719	8,646	105,680	7,723	118,702	8,010

DMI’s strategic pulp mill locations position it well to serve customers in Asia and North America. DMI has had a historically strong presence in Asia and, in particular, Japan. The following charts set out DMI’s pulp revenues by region for the periods indicated:

Sept. 2018 YTD Sales	2017 Sales	2016 Sales

The following charts set out DMI’s NBSK and NBHK pulp sales by region and end use, in each case excluding transitional pulp production, for the year ended December 31, 2017:

Sales by end use		Sales by geographic area
NBSK	NBHK	NBSK	NBHK

Fiber Supply

Fiber is the largest production cost in manufacturing NBSK and NBHK pulp. Although fiber is cyclical in both price and supply, there is a significant amount of high-quality fiber within a close radius of each of DMI’s mills.

DMI holds two 20-year renewable governmental forest management agreements and three deciduous timber allocations in Alberta with an aggregate allowable annual cut of approximately 2.4 million cubic meters of hardwood, of which it currently harvests approximately 44%, and 400,000 cubic meters of softwood, which it sells to sawmills surrounding the Peace River mill in exchange for woodchips. The forest management agreements were last renewed in July 2009 for a 20-year term expiring in 2029.

The fiber supply for the Peace River mill’s NBSK operations is comprised of White Spruce and Lodgepole Pine and is entirely supplied by residual chips from surrounding sawmills.

Approximately 85% of the Peace River mill’s hardwood fiber requirements are satisfied through DMI’s forest management agreements and timber allocations with the remainder sourced from trees harvested from third-party owned timberlands. The supply of hardwood fiber at the Peace River mill is characterized by a mix of Aspen and Balsam Poplar.

In June 2004, DMI entered into a limited partnership agreement and shareholders agreement with the Woodland Cree First Nation to establish the Peace River Logging Limited Partnership, referred to as “PRLLP”. DMI and the Woodland Cree First Nation each own 50% of PRLLP. PRLLP’s operations consist of logging and chipping in areas underlying DMI’s forest management agreements and timber allocations. Historically, PRLLP has supplied approximately 25% of the Peace River mill’s annual hardwood chip requirements.

The softwood fiber utilized by the Cariboo mill generally consists of Lodgepole Pine, White Spruce and Interior Douglas Fir. The Cariboo mill has a secure supply of high quality residual wood chips primarily supplied by surrounding sawmills located at a short distance. The majority of the mill’s fiber is currently sources from sawmills owned by DMI’s joint venture partner.

DMI holds a number of forest certifications including the Forest Stewardship Council Chain of Custody, the Program for the Endowment of Forest Certification Schemes and the Sustainable Forestry Initiative Chain of Custody.

Corporate Structure

DMI was established in 1969 when Daishowa Paper Manufacturing and Marubeni Corporation began a joint venture with Weldwood Canada (since acquired by West Fraser Timber Co. Ltd.) in respect of the Cariboo mill. DMI is a corporation under the laws of British Columbia.

The following chart shows the organizational structure of DMI:

Peace River Mill

The Peace River mill is located in Peace River, Alberta and commenced production in July 1990. The Peace River mill has the ability to transition between producing NBSK and NBHK pulp.

Since its construction, DMI has completed various upgrades and modernizations at the mill, including:

•	installing a back pressure steam turbine, with electrical generation capacity of 40 MW, in 1990. The generation from this turbine is used primarily for the mills pulp production;

•	upgrading the mill’s digester in 2002;

•	completing conversion to portable chipping operations in 2004;

•	rebuilding the mills steam turbine in 2007. The steam turbine has electrical generation capacity of 25 MW, which is primarily sold in the Alberta market; and

•	upgrading and modernizing the mills recovery boiler for black liquor combustion in 2011.

Cariboo Mill

The Cariboo mill is located in Quesnel, British Columbia and was completed in November 1972. The mill is operated through the Cariboo Pulp and Paper Company, an unincorporated joint venture between DMI and West Fraser Timber Products Co. Ltd.

Since commencing operations, the joint venture has completed various upgrades and modernizations at the mill, including:

•	upgrading the recovery boiler at the mill in 1988 to increase production capacity;

•	installing an oxygen delignification plant in 1991;

•	installing a back pressure turbine generator, with electricity generation capacity of 32 MW, in 1994. The generation from this turbine is used for pulp production;

•	completing upgrades to chip screens in 1996;

•	installing a second steam turbine in 2012, which added 25 MW of electrical generation capacity for external sale; and

•	installation of a second recovery concentrator in 2018.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION OF DMI

The following table sets forth a summary of consolidated financial and operating information as at and for the periods indicated for DMI. The following selected data are qualified in their entirety by, and should be read in conjunction with, DMI’s audited consolidated financial statements for the year ended December 31, 2017 and its unaudited consolidated financial statements for the nine months ended September 30, 2018, included elsewhere herein. DMI reports its results in Canadian dollars and prepares its financial statements in accordance with IFRS, which differs in certain respects from GAAP. For a discussion of the differences between IFRS and GAAP as they pertain to DMI and us on a pro forma basis, see Note 5 of our unaudited pro forma financial statements included elsewhere herein.

Historical results are not necessarily indicative of the results to be expected for any future periods.

	Nine Months Ended September 30,				Year Ended December 31,
	2018		2017		2017		2016
	(in thousands, other than as otherwise indicated)
Statement of Operations Data
Revenues	C$	469,498	C$	350,188	C$	436,201	C$	462,401
Income (loss) before other income (expense)	C$	87,909	C$	(4,551)	C$	11,506	C$	(16,239)
Depreciation	C$	43,802	C$	42,682	C$	54,611	C$	59,944
Costs and expenses(1)	C$	381,589	C$	354,740	C$	424,695	C$	478,640
Interest income	C$	113	C$	26	C$	55	C$	29
Interest and finance costs	C$	2,850	C$	2,593	C$	3,522	C$	3,009
Other income (expenses)	C$	11,276	C$	5,084	C$	5,483	C$	3,167
Provision (benefit) for income taxes	C$	25,665	C$	(1,845)	C$	2,814	C$	(5,530)
Net income (loss)	C$	70,783	C$	(190)	C$	10,709	C$	(10,523)

Balance Sheet Data
Cash and cash equivalents	C$	15,755	C$	7,172	C$	9,110	C$	8,212
Current assets	C$	194,174	C$	151,582	C$	150,439	C$	159,247
Current liabilities	C$	183,802	C$	176,745	C$	153,775	C$	166,154
Total assets	C$	664,131	C$	631,131	C$	620,285	C$	646,035
Long-term liabilities	C$	101,738	C$	162,546	C$	166,292	C$	190,983
Total equity	C$	378,591	C$	291,841	C$	300,217	C$	288,898

Other Data
Operating EBITDA(2)	C$	131,823	C$	38,207	C$	66,239	C$	43,705
Operating EBITDA margin(2)		28%		11%		15%		9%
Capital expenditures	C$	44,675	C$	37,481	C$	42,929	C$	39,750

Production, Sales and Other Data(3)
Pulp production (‘000 ADMTs)
NBSK pulp		248.2		236.6		315.0		309.2
NBHK pulp		204.4		184.6		209.3		301.6
Transition pulp		5.7		6.3		7.1		7.6
Pulp sales (‘000 ADMTs)
NBSK pulp		249.4		238.5		304.9		310.4
NBHK pulp		198.0		186.4		208.4		302.7
Transition pulp		4.8		6.6		7.6		7.5
Average pulp sales realizations (C$/ADMT)
NBSK pulp		1,076		839		870		797
NBHK pulp		949		742		755		666
Transition pulp		913		760		769		718
Energy production (‘000 MWh)		409.5		354.1		469.7		528.9
Energy sales (‘000 MWh)		101.7		74.5		105.7		118.7
Average energy sales realizations (C$/MWh)		85		68		73		67

(1)	Includes materials, labour and other expenses, depreciation, business interruption insurance recovery and selling, general and administrative expenses.
(2)

See “Non-GAAP Financial Measures” for a description of Operating EBITDA, its limitations and why we and DMI consider it to be a useful measure. The following table provides a reconciliation of DMI’s net income (loss) to income (loss) before other income (expense) and Operating EBITDA on a consolidated basis for the periods indicated:

	Nine Months Ended September 30,				Year Ended December 31,
	2018		2017		2017		2016
	(in thousands)
Net income (loss)	C$	70,783	C$	(190)	C$	10,709	C$	(10,523)
Provision (benefit) for income taxes		25,665		(1,845)		2,814		(5,530)
Interest income		(113)		(26)		(55)		(29)
Interest and finance costs		2,850		2,593		3,522		3,009
Other (income) expenses		(11,276)		(5,084)		(5,483)		(3,167)

Income (loss) before other income (expense)		87,909		(4,551)		11,506		(16,239)
Add: Depreciation		43,914		42,758		54,733		59,944

Operating EBITDA	C$	131,823	C$	38,207	C$	66,239	C$	43,705

(3)

In 2017, DMI had an aggregate of approximately 59 days and seven days of unplanned downtime at the Peace River mill and Cariboo mill, respectively, as a result of equipment breakdowns. See “DMI and Its Business”.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following sets forth unaudited pro forma consolidated financial statements as at and for the periods indicated. The unaudited pro forma consolidated financial statements have been prepared by us and give pro forma effect to the offering of the Senior Notes, the Acquisition and the payment of estimated fees and expenses. For a more detailed discussion of the basis of presentation, see Note 1 to the unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements and related notes should be read in conjunction with both our and DMI’s consolidated financial statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this offering memorandum. The pro forma information is presented for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been had the matters described above occurred on the dates assumed, nor is it necessarily indicative of our future operating results or combined financial position. The information reflects the operations of DMI prior to the Acquisition.

Mercer prepares its financial statements in accordance with GAAP. DMI prepares its financial statements in accordance with IFRS, which differs in certain respects from GAAP. For a discussion of the principal differences between IFRS and GAAP as they relate to DMI and Mercer on a pro forma basis, see Note 5 to our unaudited pro forma consolidated financial statements.

MERCER INTERNATIONAL INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

As at September 30, 2018

Unaudited (In thousands)

	Mercer	DMI	Pro Forma Adjustments		Pro Forma Consolidated
		(Note 5)	(Note 4)
ASSETS
Current Assets
Cash and cash equivalents	$242,185	$11,887	$(33,849)	b,f	$220,223
Accounts receivable	193,648	63,010	—		256,658
Inventories	229,784	56,391	—	b	286,175
Prepaid expenses and other	12,417	5,754	—		18,171

Total current assets	678,034	137,042	(33,849)		781,227
Property, plant and equipment, net	834,347	287,411	19,120	b	1,140,878
Intangible and other assets	24,274	2,428	—		26,702
Investment in joint ventures	—	61,107	(24,903)	b	36,204
Deferred income tax	4,641	—	—		4,641

Total assets	$1,541,296	$487,988	$(39,632)		$1,989,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$173,784	$37,197	$500	a	$211,481
Pension and other post-retirement benefit obligations	955	—	—		955
Debt	—	92,015	(92,015)	b	—

Total current liabilities	174,739	129,212	(91,515)		212,436
Debt	696,519	—	337,250	f	1,033,769
Pension and other post-retirement benefit obligations	22,705	8,333	—		31,038
Capital leases and other	36,239	3,435	—		39,674
Deferred income tax	41,152	58,075	4,066	b	103,293

Total liabilities	971,354	199,055	249,801		1,420,210

Shareholders’ equity
Common shares	65,171	202,395	(202,395)	e	65,171
Additional paid-in capital	341,420	—	—		341,420
Retained earnings	265,131	80,797	(81,297)	a,e	264,631
Accumulated other comprehensive income (loss)	(101,780)	5,741	(5,741)	e	(101,780)

Total shareholders’ equity	569,942	288,933	(289,433)		569,442

Total liabilities and shareholders’ equity	$1,541,296	$487,988	$(39,632)		$1,989,652

The accompanying notes are an integral part of these pro forma consolidated financial statements.

MERCER INTERNATIONAL INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2018

Unaudited (In thousands, except share and per share data)

	Mercer	DMI	Pro Forma Adjustments		Pro Forma Consolidated
		(Note 5)	(Note 4)
Revenues	$1,045,493	$359,155	$—		$1,404,648
Costs and expenses
Operating costs, excluding depreciation and amortization	755,428	259,045	—		1,014,473
Operating depreciation and amortization	69,312	22,933	(100)	c	92,145
Selling, general and administrative expenses	43,883	3,644	—		47,527

Operating income	176,870	73,533	100		250,503

Other income (expenses)
Interest expense	(35,972)	(2,214)	(16,044)	d,g	(54,230)
Loss on settlement of debt	(21,515)	—	—		(21,515)
Legal cost award	(6,951)	—	—		(6,951)
Other income (expenses)	(628)	1,333	—		705

Total other income (expenses)	(65,066)	(881)	(16,044)		(81,991)

Income before provision for income taxes	111,804	72,652	(15,944)		168,512
Provision for income taxes	(28,224)	(19,324)	(625)	c,d	(48,173)

Net income	$83,580	$53,328	$(16,569)		$120,339

Net income per common share
Basic	$1.28				$1.85
Diluted	$1.27				$1.83

Weighted average number of shares outstanding
Basic	65,120,976				65,120,976
Diluted	65,692,287				65,692,287

The accompanying notes are an integral part of these pro forma consolidated financial statements.

MERCER INTERNATIONAL INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2017

Unaudited (In thousands, except share and per share data)

	Mercer	DMI	Pro Forma Adjustments		Pro Forma Consolidated
		(Note 5)	(Note 4)
Revenues	$1,169,145	$334,301	$—		$1,503,446
Costs and expenses
Operating costs, excluding depreciation and amortization	866,019	285,871	—		1,151,890
Operating depreciation and amortization	84,893	26,482	(132)	c	111,243
Selling, general and administrative expenses	49,679	4,501	—		54,180

Operating income	168,554	17,447	132		186,133

Other income (expenses)
Interest expense	(54,796)	(2,712)	(21,631)	d,g	(79,139)
Loss on settlement of debt	(10,696)	—	—		(10,696)
Other income (expenses)	873	(238)	—		635

Total other income (expenses)	(64,619)	(2,950)	(21,631)		(89,200)

Income before provision for income taxes	103,935	14,497	(21,499)		96,933
Provision for income taxes	(33,452)	(3,258)	(740)	c,d	(37,450)

Net income	$70,483	$11,239	$(22,239)		$59,483

Net income per common share
Basic	$1.09				$0.92
Diluted	$1.08				$0.91

Weighted average number of shares outstanding
Basic	64,915,955				64,915,955
Diluted	65,393,105				65,393,105

The accompanying notes are an integral part of these pro forma consolidated financial statements.

MERCER INTERNATIONAL INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2017

Unaudited (In thousands, except share and per share data)

	Mercer	DMI	Pro Forma Adjustments		Pro Forma Consolidated
		(note 5)	(note 4)
Revenues	$831,459	$267,485	$—		$1,098,944
Costs and expenses
Operating costs, excluding depreciation and amortization	632,071	241,633	—		873,704
Operating depreciation and amortization	62,205	20,606	(99)	c	82,712
Selling, general and administrative expenses	35,312	3,298	—		38,610

Operating income	101,871	1,948	99		103,918

Other income (expenses)
Interest expense	(40,712)	(1,984)	(16,274)	d,g	(58,970)
Loss on settlement of debt	(10,696)	—	—		(10,696)
Other income (expenses)	199	(808)	—		(609)

Total other income (expenses)	(51,209)	(2,792)	(16,274)		(70,275)

Income before provision for income taxes	50,662	(844)	(16,175)		33,643
Provision for income taxes	(21,897)	1,203	(542)	c,d	(21,236)

Net income	$28,765	$359	$(16,717)		$12,407

Net income per common share
Basic	$0.44				$0.19
Diluted	$0.44				$0.19

Weighted average number of shares outstanding:
Basic	64,896,511				64,896,511
Diluted	65,343,759				65,343,759

The accompanying notes are an integral part of these pro forma consolidated financial statements.

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 1. Basis of Presentation

The unaudited pro forma consolidated balance sheet of Mercer International Inc. (“Mercer” or the “Company”) as at September 30, 2018, and the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2018 and 2017 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 have been prepared by Mercer after giving effect to the business combination between Mercer and Daishowa-Marubeni International Ltd. (“DMI”) as if it had occurred on September 30, 2018 for the unaudited pro forma consolidated balance sheet and on January 1, 2017 for the unaudited pro forma consolidated statements of operations. These unaudited pro forma consolidated financial statements have been compiled from, and include:

(a)

a pro forma consolidated balance sheet combining the unaudited consolidated balance sheet of Mercer as at September 30, 2018 and the unaudited consolidated statement of financial position of DMI as at September 30, 2018;

(b)

a pro forma consolidated statement of operations combining the unaudited consolidated statement of operations of Mercer for the nine months ended September 30, 2018 and the unaudited consolidated statement of comprehensive income for DMI for the nine months ended September 30, 2018;

(c)

a pro forma consolidated statement of operations combining the audited consolidated statement of operations of Mercer for the year ended December 31, 2017 and the audited consolidated statement of comprehensive income for DMI for the year ended December 31, 2017; and

(d)

a pro forma consolidated statement of operations combining the unaudited consolidated statement of operations of Mercer for the nine months ended September 30, 2017 and the unaudited consolidated statement of comprehensive income for DMI for the nine months ended September 30, 2017.

The historical consolidated financial statements of Mercer have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). The historical consolidated financial statements of DMI have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). For purposes of preparing the unaudited pro forma consolidated financial statements, the DMI historical consolidated financial statements have been reconciled to GAAP. See Note 5.

The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had the Company and DMI been a combined company during the respective periods presented. The assumptions and adjustments to reflect the Acquisition as of the applicable dates are described in Note 4 to the pro forma consolidated financial statements. The pro forma information is based on preliminary estimates; the final amounts recorded for the Acquisition (as defined in Note 3) may differ materially from the information presented.

The Acquisition is reflected in the pro forma consolidated financial statements as being accounted for based on the acquisition method in accordance with the Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to the pro forma consolidated financial statements. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed have been measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurements utilized estimates based on key assumptions of the Acquisition, including historical and current market data. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final fair value of assets acquired and liabilities assumed will be determined after the Acquisition is complete, and may differ materially from the information presented.

The pro forma consolidated financial statements do not reflect cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition. The pro forma consolidated statement of operations also does not reflect any non-recurring charges directly related to the acquisition that the combined company may incur upon completion of the transaction.

The unaudited pro forma consolidated financial statements should be read in conjunction with Mercer’s unaudited interim consolidated financial statements as at September 30, 2018 and for the nine months ended September 30, 2018 and 2017, and the audited consolidated financial statements for the year ended December 31, 2017, and DMI’s unaudited interim consolidated financial statements as at September 30, 2018 and for the nine months ended September 30, 2018 and 2017, and the audited consolidated financial statements for the year ended December 31, 2017.

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 2. Significant Accounting Policies

The accounting policies used in the preparation of these pro forma consolidated financial statements are those set out in Mercer’s audited consolidated financial statements for the year ended December 31, 2017 and unaudited interim consolidated financial statements for the nine month period ended September 30, 2018. DMI follows IFRS, as outlined in DMI’s audited consolidated financial statements as at December 31, 2017. As a result, in preparation of the pro forma consolidated financial statements, several adjustments were made to the DMI consolidated financial statements to conform to GAAP. The reconciling differences between IFRS and GAAP are reflected in Note 5.

The pro forma consolidated financial statements are presented in U.S. dollars (“$” or “dollars”), Mercer’s reporting currency. DMI’s consolidated financial statements are presented in Canadian dollars (“C$”). Mercer translated DMI’s consolidated balance sheet to dollars using the exchange rate as at September 30, 2018 (C$1.2945 to $1.00) and translated DMI’s consolidated statement of operations at the average rate of exchange for the nine months ended September 30, 2018 (C$1.2876 to $1.00) and September 30, 2017 (C$1.3074 to $1.00) and at the average rate of exchange for the year ended December 31, 2017 (C$1.2986 to $1.00).

Note 3. Acquisition

On October 3, 2018, Mercer entered into a share purchase agreement (the “Purchase Agreement”) to acquire all of the issued and outstanding shares of DMI in consideration for a purchase price of $359,212 (C$465,000) cash, which includes minimum working capital of $85,700 (C$111,000), and is subject to certain customary adjustments (the “Acquisition”).

DMI owns 100% of a bleached kraft pulp mill in Peace River, Alberta and a 50% interest in the Cariboo Pulp and Paper Company, a joint venture which operates a bleached kraft pulp mill in Quesnel, British Columbia.

In connection with entering into the Purchase Agreement, on October 3, 2018, Mercer accepted and entered into a Commitment Letter by and among the Company, Credit Suisse Loan Funding LLC and Credit Suisse AG (the “Commitment Letter”) dated September 30, 2018, pursuant to which Credit Suisse AG has agreed to provide Mercer with a senior unsecured bridge facility in the principal amount of up to $350,000 in order to finance the purchase price under the Acquisition. The facility will be replaced or refinanced pursuant to this offering of Senior Notes.

For the purposes of these pro forma consolidated financial statements, Mercer has completed a preliminary estimate of the fair value of all identifiable assets acquired and liabilities assumed. The fair value of all the assets acquired and liabilities assumed will ultimately be determined after the closing of the Acquisition based on the actual assets acquired and liabilities assumed as of the date of the Acquisition. Therefore, it is likely that the fair value of the assets acquired and liabilities assumed will vary from those shown below, and the differences may be material.

The following summarizes the Company’s preliminary allocation of the purchase price to the fair value of the assets acquired and liabilities assumed at the acquisition date:

Purchase Price Allocation
Current assets	$125,155
Property, plant and equipment	306,531
Investment in joint ventures	36,204
Other long-term assets	2,428

Total assets acquired	470,318
Current liabilities	(37,197)
Employee future benefits	(8,333)
Deferred income tax	(62,141)
Other long-term liabilities	(3,435)

Total liabilities assumed	(111,106)

Net assets acquired	$359,212

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 4. Pro Forma Assumptions and Adjustments

The pro forma consolidated financial statements include the following pro forma assumptions and adjustments. To the extent applicable, the pro forma adjustments that follow have been tax effected at a rate of 27% for Canadian related adjustments.

Acquisition of DMI:

(a)

Increase in accounts payable and other and decrease to retained earnings of $500 representing Mercer’s estimated costs associated with the Acquisition. These costs have been excluded from the pro forma consolidated statement of operations as they are nonrecurring.

(b)

Recognition of the increase in the preliminary estimated fair value of property, plant and equipment of $19,120 and the deferred tax liability of $4,066 and an adjustment to recognize at fair value DMI’s investment in the joint ventures of $24,903. For the purposes of this pro forma management has assumed the book value for finished goods inventory equals fair value. This entry also eliminates debt of $92,015 that Mercer is not assuming and cash of $11,887 that Mercer is not acquiring as part of the Acquisition.

(c)

Preliminary decrease in depreciation of $100 for the nine months ended September 30, 2018, $132 for the year ended December 31, 2017 and $99 for the nine months ended September 30, 2017 associated with the property, plant and equipment fair value adjustment calculated using a 15 year useful life.

(d)

Elimination of DMI’s interest expense of $2,214 for the nine months ended September 30, 2018, $2,712 for the year ended December 31, 2017 and $1,984 for the nine months ended September 30, 2017 associated with debt that Mercer is not assuming as part of the Acquisition.

(e)	Elimination of DMI’s shareholders’ equity.

Financing for the DMI acquisition:

(f)

Recognition of $350,000 of senior notes issued, net of note issuance costs. Note issuance costs related to the senior notes amounted to $12,750 and were considered paid as at September 30, 2018, which resulted in cash proceeds from the senior notes of $337,250. The pro forma adjustment to cash of $33,849 also reflects the cash consideration transferred to acquire DMI for $359,212.

(g)

Recognition of interest expense for the nine months ended September 30, 2018 and 2017 totaling $18,258 on the senior notes and amortization of debt issuance costs. For the year ended December 31, 2017, interest expense totaled $24,343. The actual interest rate on the $350,000 of senior notes incurred to consummate the acquisition of DMI could vary from the interest rate used to compute the pro forma adjustment of interest expense on the senior notes. The effect on pre-tax income of a 1/8 percent variance in this rate would have a $328 impact on interest expense for the nine months ended September 30, 2018 and 2017, and a $438 impact on interest expense for the year ended December 31, 2017.

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 5. GAAP Differences and Reclassifications

DMI prepared its historical financial statements in accordance with IFRS. For the purposes of these pro forma financial statements, certain reconciling adjustments were required to align DMI’s accounting policies under IFRS with GAAP. The adjustments are further described below.

CONSOLIDATED BALANCE SHEET OF DAISHOWA-MARUBENI INTERNATIONAL LTD.

As at September 30, 2018

	IFRS C$	Adjustments C$		GAAP C$	GAAP $
ASSETS
Current Assets
Cash and cash equivalents	$15,755	$(367)	c	$15,388	$11,887
Accounts receivable	84,052	(2,486)	c	81,566	63,010
Inventories	85,758	(12,760)	c	72,998	56,391
Prepaid expenses and other	8,609	(1,160)	c,h	7,449	5,754

Total current assets	194,174	(16,773)		177,401	137,042
Property, plant and equipment, net	466,303	(94,250)	a,c	372,053	287,411
Other assets	3,654	(512)	c	3,142	2,428
Investment in joint ventures	—	79,103	c	79,103	61,107

Total assets	$664,131	$(32,432)		$631,699	$487,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$63,745	$(15,595)	c,i	$48,150	$37,197
Debt	120,057	(943)	c,j	119,114	92,015

Total current liabilities	183,802	(16,538)		167,264	129,212
Pension and other post-retirement benefit obligations	19,576	(8,789)	c	10,787	8,333
Other liabilities	5,294	(848)	c	4,446	3,435
Deferred income tax	76,868	(1,689)	a,c	75,179	58,075

Total liabilities	285,540	(27,864)		257,676	199,055

Shareholders’ equity
Common shares	262,000	—		262,000	202,395
Retained earnings	109,183	(4,568)	a,c	104,615	80,797
Accumulated other comprehensive income	7,408	—		7,408	5,741

Total shareholders’ equity	378,591	(4,568)		374,023	288,933

Total liabilities and shareholders’ equity	$664,131	$(32,432)		$631,699	$487,988

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 5. GAAP Differences and Reclassifications (continued)

CONSOLIDATED STATEMENT OF OPERATIONS OF DAISHOWA-MARUBENI INTERNATIONAL LTD.

Nine Months ended September 30, 2018

	IFRS C$	Adjustments C$		GAAP C$	GAAP $
Revenues	$469,498	$(7,050)	c	$462,448	$359,155
Costs and expenses
Operating costs, excluding depreciation and amortization	332,987	560	a,c,d,e,f,g,l	333,547	259,045
Depreciation	43,802	(14,274)	a,c	29,528	22,933
Selling, general and administrative expenses	4,800	(108)	c	4,692	3,644

Operating income	87,909	6,772	l	94,681	73,533

Other income (expenses)
Interest expense	(2,850)	—	l	(2,850)	(2,214)
Other income (expenses)	11,389	(9,672)	c,d,f,g,k	1,717	1,333

Total other income (expenses)	8,539	(9,672)		(1,133)	(881)

Income before provision for income taxes	96,448	(2,900)		93,548	72,652
Provision for income taxes	(25,665)	783	a,c	(24,882)	(19,324)

Net income	$70,783	$(2,117)		$68,666	$53,328

CONSOLIDATED STATEMENT OF OPERATIONS OF DAISHOWA-MARUBENI INTERNATIONAL LTD.

Year Ended December 31, 2017

	IFRS C$	Adjustments C$		GAAP C$	GAAP $
Revenues	$436,201	$(2,078)	b,c	$434,123	$334,301
Costs and expenses
Operating costs, excluding depreciation and amortization	364,099	7,133	a,c,d,e,f,g,l	371,232	285,871
Depreciation	54,611	(20,221)	a,c	34,390	26,482
Selling, general and administrative expenses	5,985	(140)	c	5,845	4,501

Operating income	11,506	11,150	l	22,656	17,447

Other income (expenses)
Interest expense	(3,522)	—	l	(3,522)	(2,712)
Other income (expenses)	5,539	(5,848)	c,d,f,g,k	(309)	(238)

Total other expenses	2,017	(5,848)		(3,831)	(2,950)

Income before provision for income taxes	13,523	5,302		18,825	14,497
Provision for income taxes	(2,814)	(1,417)	a,b,c	(4,231)	(3,258)

Net income	$10,709	$3,885		$14,594	$11,239

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 5. GAAP Differences and Reclassifications (continued)

CONSOLIDATED STATEMENT OF OPERATIONS OF DAISHOWA-MARUBENI INTERNATIONAL LTD.

Nine Months ended September 30, 2017

	IFRS C$	Adjustments C$		GAAP C$	GAAP $
Revenues	$350,188	$(479)	b,c	$349,709	$267,485
Costs and expenses
Operating costs, excluding depreciation and amortization	307,632	8,279	a,c,d,f,l	315,911	241,633
Depreciation	42,682	(15,741)	a,c	26,941	20,606
Selling, general and administrative expenses	4,425	(113)	c	4,312	3,298

Operating income (loss)	(4,551)	7,096	l	2,545	1,948

Other income (expenses)
Interest expense	(2,593)	—	l	(2,593)	(1,984)
Other income (expenses)	5,109	(6,165)	c,d,f,k	(1,056)	(808)

Total other income (expenses)	2,516	(6,165)		(3,649)	(2,792)

Income (loss) before provision for income taxes	(2,035)	931		(1,104)	(844)
Provision for income taxes	1,845	(272)	a,b,c	1,573	1,203

Net income (loss)	$(190)	$659		$469	$359

Adjustments from IFRS to GAAP:

(a)

Expense major maintenance costs of C$8,157 capitalized in property, plant and equipment under IFRS and reverse deferred tax liabilities of C$2,202 as at September 30, 2018. Under IFRS, major inspections and overhauls are accounted for as a separate component of property, plant and equipment and amortized until the next major inspection or overhaul, and under GAAP these costs are directly expensed. As part of this adjustment, C$12,100 of operating costs were recorded and C$7,300 of depreciation expense and C$1,296 of deferred taxes were reversed for the nine months ended September 30, 2018. For the year ended December 31, 2017, C$9,500 of operating costs and C$416 of deferred taxes were recorded and $11,100 of depreciation expense was reversed. For the nine months ended September 30, 2017, C$9,500 of operating costs were recorded and C$8,641 of depreciation expense and C$223 of deferred taxes were reversed.

(b)

Expense foreign currency derivatives losses accounted for as cash flow hedges. Under GAAP, the documentation requirements for hedge accounting are not met so the changes in fair value of these contracts are recorded in the statement of operations. For the nine months ended September 30, 2018 there were no forward exchange contracts designated as cash flow hedges. For the year ended December 31, 2017, revenues were increased by the foreign currency derivative loss of C$5,902 and a deferred tax expense of C$1,573 was recorded. For the nine months ended September 30, 2017, revenues were increased by the foreign currency derivative loss of C$4,615 and a deferred tax expense of C$1,230 was recorded.

(c)

Account for DMI’s investment in joint ventures using the equity method of accounting. Under IFRS, DMI’s joint arrangement that is classified as a joint operation under IFRS 11 is included in DMI’s consolidated results using the proportionate consolidation method. Under GAAP, joint ventures are accounted for using the equity method. The adjustments eliminate the proportionate consolidation impact from the balance sheet and statement of income and groups the joint venture results as a single amount within operating costs, excluding depreciation and amortization in the consolidated statement of operations and to investment in joint ventures in the consolidated balance sheet.

(d)

Reclassify defined benefit pension costs other than the service cost component to other income (expenses). Under IFRS, DMI classified the interest and administrative cost components as operating costs, and under GAAP these costs are presented after income from operations. For the nine months ended September 30, 2018, C$869 was reclassified from operating costs to other income (expenses). For the year ended December 31, 2017, C$1,102 was reclassified from operating costs to other income (expenses). For the nine months ended September 30, 2017, C$826 was reclassified from operating costs to other income (expenses).

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

Note 5. GAAP Differences and Reclassifications (continued)

Reclassifications:

Certain reclassification adjustments were required to DMI’s financial statement presentation to be in accordance with Mercer’s financial statement presentation:

(e)

Combine business interruption insurance recovery of C$10,500 for the nine months ended September 30, 2018 and C$16,218 for the year ended December 31, 2017 with operating costs, excluding depreciation and amortization.

(f)

Reclass from other income (expenses) to operating costs, C$4,467 for the nine months ended September 30, 2018, C$5,783 for the year ended December 31, 2017 and C$5,588 for the nine months ended September 30, 2017 related to government programs to promote green energy production.

(g)

Reclass from other income (expenses) to operating costs, C$501 for the nine months ended September 30, 2018 and C$754 for the year ended December 31, 2017 related to a loss on the sale of production equipment.

(h)	Combine the current portion of derivative financial instruments of C$1,279 as at September 30, 2018 with prepaid expenses and other assets and present as prepaid expenses and other.

(i)	Combine income tax payable of C$18,446 as at September 30, 2018 with trade and other payables and present as accounts payable and other.

(j)	Combine short-term loans of C$68,943 and current portion of long-term loans of C$51,113 as at September 30, 2018 and present as current debt.

(k)

Combine interest income of C$113 for the nine months ended September 30, 2018, C$26 for the nine months ended September 30, 2017 and C$55 for the year ended December 31, 2017 with other income (expenses).

(l)

In the consolidated statement of operations the following presentation of certain financial statement line items has been changed to be in accordance with Mercer’s presentation: materials, labor and other expenses has been changed to operating costs, excluding depreciation and amortization; income (loss) before other income (expenses) has been changed to operating income; and interest and finance costs has been changed to interest expense.

Note 6. Net Income Per Common Share

The unaudited pro forma net income per common share, both basic and diluted, is computed by dividing the pro forma net income by the pro forma weighted average number of common shares outstanding on a basic or diluted basis. The calculation uses the weighted average number of Mercer’s common shares for the nine months ended September 30, 2018 and 2017 and the year ended December 31, 2017.

RISK FACTORS

Risks Related to the Acquisition

Any failure to successfully integrate DMI with our business may adversely affect our results of operations.

Our future performance will depend in part on whether we can integrate DMI with our operations in an effective and efficient manner. The acquisition of DMI is larger than the other acquisitions we have made. Integrating DMI with our operations will be a complex, time consuming and potentially expensive process and will be subject to various risks including:

•	diversion of management’s attention from our ongoing business;

•	difficulty integrating the operations, including financial and accounting functions, sales and marketing procedures, technology and other corporate administrative functions of the combined operations;

•	increased operating costs;

•	exposure to substantial unanticipated liabilities;

•	difficulty in realizing projected synergies, efficiencies and cost savings;

•	difficulty maintaining relationships with present and potential customers, distributors and suppliers of DMI due to uncertainties regarding service, production quality and prices; and

•	problems retaining key employees of DMI.

All of the pulp produced by the DMI mills is currently sold by a third party agent which is a shareholder of DMI. We intend to take over a majority of its sales functions directly over time. Our internal sales staff and third party agents may not be able to sell such pulp production on terms as favorable as those achieved by the existing agent.

We cannot guarantee that we will successfully integrate DMI with our operations. If we are unable to address any of these risks, our results of operations and financial condition could be materially adversely affected.

The operations of DMI are subject to their own risks, which we may not be able to manage successfully.

The financial results of DMI are subject to many of the same factors that affect our financial condition and results of operations, including the cyclical nature of the pulp business, exposure to interest rate and currency exchange rate fluctuations, exposure to liability for environmental damage, the competitive nature of our markets and regulatory, legislative and judicial developments. Additionally, the operations of DMI are subject to other factors that are unique to its business, such as obligations to comply with laws and regulations related to forest management and timber practices. The financial results of DMI could be materially adversely affected as a result of any of these or other related factors, which could have a material adverse effect on our results of operations and financial condition on a consolidated basis. See “Risks Related to the Company”.

In addition, DMI’s 50% ownership interest in the Cariboo mill is through an unincorporated joint venture. The ownership and operation of the Cariboo mill is subject to the agreement underlying the joint venture and its day-to-day operations are principally conducted by DMI’s joint venture partner. Joint ventures generally involve special risks, including that the business and strategic interests of the joint venture partner and DMI may not coincide or that the joint venture partner may be unable to meet its economic or other obligations thereunder. DMI has limited control over the actions of the joint venture partner in respect of the Cariboo mill, including any non-performance, default or bankruptcy of such party. Any non-performance by DMI’s joint venture partner or other actions taken by the joint venture partner in connection with the day-to-day operation of the Cariboo mill may adversely affect our results of operations and financial condition.

We may not be able to enhance the operating performance and financial results or lower the costs of DMI’s operations as planned.

While we believe that there are a number of opportunities to reduce operating costs, increase production and improve the financial results of DMI, we cannot fully evaluate the feasibility of our plans until we control its operations. We may not be able to achieve our planned operating improvements, cost reductions, capacity increases or improved price realizations in our expected time periods, if at all. In addition, some of the improvements that we hope to achieve depend upon capital expenditure projects that we plan to implement at the Peace River mill. Such capital projects may not be completed in our expected time periods, if at all, may not achieve the results that we have estimated or may have a cost substantially in excess of our planned amounts.

Following the Acquisition, DMI may underperform relative to our expectations.

Following completion of the Acquisition, we may not be able to maintain the growth rate, levels of revenue, earnings or operating efficiency that we and DMI have achieved or might achieve separately. The business and financial performance of DMI are subject to certain risks and uncertainties. Our failure to do so could have a material adverse effect on our financial condition and results of operations.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this offering memorandum.

The unaudited pro forma financial information included by reference in this offering memorandum is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Acquisition and this offering been completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of DMI and us, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful completion of the Acquisition and this offering. The assets and liabilities of DMI have been preliminarily estimated using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed.

Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. In addition, the assumptions used in preparing the unaudited pro forma financial information, including assumptions as to the successful completion of the Acquisition and this offering may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the closing of the Acquisition.

We expect to incur significant costs and significant indebtedness in connection with the consummation of the Acquisition and the integration of DMI into our business, including legal, accounting, financial advisory and other costs.

We expect to incur significant costs in connection with integrating the operations, products and personnel of DMI into our business, in addition to costs related directly to completing the Acquisition and this offering. These costs may include costs for:

•	employee retention, redeployment, relocation or severance;

•	integration, including of people, technology, operations, marketing and systems and processes; and

•	maintenance and management of customers and other assets.

In addition, we expect to incur significant non-recurring costs associated with integrating and combining the operations of DMI and its subsidiaries, which cannot be estimated accurately at this time. While we expect to incur a significant amount of transaction fees and other one-time costs related to the consummation of the Acquisition, additional unanticipated costs may yet be incurred. Any expected elimination of duplicative costs, as well as the expected realization of other efficiencies related to the integration of our operations with those of DMI, that may offset incremental transaction and transaction related costs over time, may not be achieved in the near term, or at all.

In addition, we expect to incur new indebtedness in connection with the Acquisition, including under this offering. The debt we incur in connection with the Acquisition may limit our financial and operating flexibility, and we may incur additional debt, which could increase the risks associated with our substantial indebtedness. Such indebtedness may have material consequences for our business, financial condition and results of operations.